Exhibit 54


                       ASSIGNMENT AND ASSUMPTION AGREEMENT



         ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of December 30, 1998 (the "Agreement") by and between VEBA Corporation, a Delaware corporation ("Assignor"), and VEBA Zweite Verwaltungsgesellschaft mbH, a German limited liability company ("Assignee").


         WHEREAS, Assignor entered into that certain Purchase Agreement dated as of October 22, 1998 (the "Purchase Agreement"), by and among Assignor and MEMC Electronic Materials, Inc. ("MEMC") and that certain Standby Agreement dated as of October 22, 1998 (the "Standby Agreement", and together with the Purchase Agreement, the "MEMC Agreements"), by and among Assignor and MEMC;


         WHEREAS, pursuant to Section 7.4 of the Purchase Agreement and Section
6.4 of the Standby Agreement, Assignor may assign its rights under each of the MEMC Agreements to Assignee without the consent of MEMC; and


         WHEREAS, Assignor desires to assign its rights under the MEMC Agreements to Assignee, and Assignee desires to accept such assignment.


         NOW, THEREFORE, it is agreed as follows:


         1. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor assigns and transfers to Assignee, as of the date hereof, all of Assignor's rights under the Purchase Agreement to purchase the Common Shares (as defined in the Purchase Agreement), all of Assignor's rights under the Standby Agreement to purchase the Common Stock (as defined in the Standby Agreement and referred to hereinafter as the "Common Shares") and any other rights and benefits afforded to it under the MEMC Agreements. Such assignment shall not discharge Assignor from its obligations under the MEMC Agreements.


         2. Assignee accepts such assignment as of the date hereof. As between Assignor and Assignee, Assignee assumes all of Assignor's obligations arising after the date hereof under the MEMC Agreements.


         3. Assignee is acquiring the Common Shares solely by and for its own account as principal, for investment purposes only, and not for the account of any other person and not with a view to, or for, distribution, assignment, fractionalization or resale or distribution to others in whole or in part in violation of the Securities Act.


         4. Assignee understands that the offering and the sale of the Common Shares are intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. Assignee is not acquiring the Common Shares as a result of (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (ii) any seminar meeting whose attendees had been invited as a result of, subsequent to, or pursuant to any of the foregoing.


         5. Assignee is an accredited investor within the meaning of Regulation D under the Securities Act.


         6. Assignee acknowledges that the Common Shares, in its hands, will be restricted securities under the Securities Act which may not be sold or offered for sale in the absence of an effective registration statement as to such Common Shares under the Securities Act or an opinion of counsel satisfactory to MEMC that such registration is not required. Assignee agrees it will not transfer, by way of gift or otherwise, or sell the Common Shares or any part thereof, unless such Common Shares have been registered under the Securities Act and any applicable state securities laws or it first obtains, at its own expense, if requested by MEMC, an opinion of counsel reasonably satisfactory to MEMC that the transfer of such Common Shares may be effected without registration under the Securities Act and any applicable state securities laws. Assignee acknowledges that the certificates evidencing the Common Shares will contain a legend to such effect.


         7. This Agreement is made subject to and in accordance with the provisions of each of the MEMC Agreements. MEMC shall be a third party beneficiary of Assignee's agreements and acknowledgments under paragraphs 3, 4, 5 and 6 above.


         8. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.



         IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the day and year first above written.


                                    VEBA Corporation, as Assignor


                                    By:  /s/ Heinz H. Puetthoff
                                       -----------------------------------
                                        Name: H.H. Puetthoff
                                        Title: President



                                    VEBA Zweite Verwaltungsgesellschaft mbH,
                                      as Assignee


                                    By:  /s/ Friedrich Oschmann
                                       -----------------------------------
                                        Name: Dr. Friedrich Oschmann
                                        Title: Attorney-in-fact